Exhibit 99.1

Contact:	Nicholas M. Rolli (917) 663-3460 Timothy R. Kellogg (917) 663-2759

ALTRIA GROUP, INC. REPORTS
2006 THIRD-QUARTER RESULTS

Reported Diluted Earnings Per Share
Down 1.4% to $1.36 vs. $1.38 in Year-Ago Quarter

Excluding Items Detailed in Table Below, Diluted Earnings Per Share
Up 1.5% to $1.39 vs. $1.37 in Year-Ago Quarter

Company Projects 2006 Full-Year Diluted Earnings Per Share
From Continuing Operations in a Range of $5.48 to $5.53

NEW YORK, October 25, 2006 - Altria Group, Inc. (NYSE: MO) today announced third-quarter 2006 reported diluted earnings per share of $1.36, including items detailed on the attached Schedule 7, versus $1.38 in the year-ago period. Comparison of results for the third quarter of 2006 versus the same period a year ago was impacted by a number of items in both years. Absent those items, diluted earnings per share were up 1.5% to $1.39, as detailed in the table below.

“Our third-quarter results were in line with our internal expectations and we remain on track to meet our earnings target for the full year,” said Louis C. Camilleri, chairman and chief executive officer of Altria Group, Inc. “Our income performance during the third quarter was adversely affected by Philip Morris International’s continued challenges in Spain and the anticipated inventory depletion in Japan following the July 2006 price increase.”

“In our domestic tobacco business, Marlboro continued to gain share of both the total cigarette market and the growing premium segment,” Mr. Camilleri said.

“Kraft posted solid earnings gains. However, achieving its goals for stronger top-line growth and sustainable earnings momentum will require continued investment in innovation and brand-building initiatives,” Mr. Camilleri said.
The 1.5% increase in diluted earnings per share to $1.39, after excluding the items shown in the table below, was due primarily to favorable operating results at Philip Morris USA (PM USA) and Kraft, as well as favorable net interest expense and better results from Philip Morris Capital Corporation (PMCC). These were partially offset by lower operating results at Philip Morris International (PMI) and a higher tax rate.
	Q3 2006	Q3 2005	Change

Reported diluted EPS from continuing operations	$1.36	$1.38	(1.4)%

(Gain) on redemption of United Biscuits
investment, net of minority interest impact	(0.06)	--

Loss on sales of businesses,
net of minority interest impact	0.02	--

Asset impairment and exit costs,
net of minority interest impact	0.06	0.02

Net charges for loss on U.S. tobacco
pool and tobacco quota buy-out	--	0.01

Provision for airline industry exposure	--	0.06

Tax items, net of minority interest impact	0.01	(0.10)

Diluted EPS, excluding above items	$1.39	$1.37	1.5%

As shown on Schedule 7, the 1.4% decline in reported diluted earnings per share was due primarily to lower results from international tobacco operations and higher Kraft restructuring charges for the third quarter of 2006 versus 2005, which were partially offset by Kraft’s gain on the redemption of its interest in United Biscuits (UB) described below. The year-ago period included $204 million in tax benefits, primarily related to the American Jobs Creation Act (AJCA), offset by an increase of $200 million ($129 million after tax) in the provision for airline industry exposure at PMCC and $23 million in net charges ($15 million after tax) at PM USA related to tobacco quota buy-out legislation.

Acquisitions and Divestitures
In July 2006, Kraft announced an agreement with United Biscuits to acquire the Spanish and Portuguese operations of UB, and rights to all Nabisco trademarks in the European Union, Eastern Europe, the Middle East and Africa for a total cost of $1.07 billion. The acquisition was financed by Kraft’s assumption of $541 million of debt issued by the acquired business immediately prior to the acquisition, as well as $530 million of value for the redemption of Kraft’s outstanding investment in UB. The redemption of Kraft’s interest in UB resulted in a $251 million pre-tax gain on closing, benefiting Altria Group, Inc. by $0.06 per diluted share.
Kraft also completed the sale of its Milk Bone pet snacks brand and assets in July 2006 for $580 million and recorded additional taxes of $59 million related to the sale. This sale and the additional taxes were recorded in the third quarter of 2006.
In addition, on July 27, Kraft announced that it had agreed to sell its Minute rice brand and related assets for approximately $280 million. The transaction, which is expected to close in the fourth quarter, will result in a gain to Altria Group, Inc. of approximately $140 million or $0.07 per diluted share, after taxes and minority interest.

2006 Full-Year Forecast
Altria projects 2006 full-year diluted earnings per share from continuing operations in a range of $5.48 to $5.53, versus a previously disclosed range of $5.40 to $5.50. The company’s revised forecast includes Kraft’s gain on the Minute rice sale (positively impacting Altria by approximately $0.07 per share). It also reflects revisions for Kraft’s gain on the redemption of its interest in UB (positively impacting Altria by approximately $0.06 per share versus $0.09 per share in previous guidance). It does not include the impact of any potential future acquisitions or divestitures. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this projection.

Debt Rating Upgrade
On October 24, 2006, Moody’s Investors Service upgraded the long-term senior unsecured debt rating of Altria Group, Inc. and subsidiaries to Baa1 from Baa2 and affirmed the company’s short-term commercial paper rating of Prime-2.

Conference Call
A conference call with members of the investment community and news media will be Webcast at 2:00 p.m. Eastern Time on October 25, 2006. Access is available at www.altria.com.

ALTRIA GROUP, INC.

As described in “Note 15. Segment Reporting” of Altria Group, Inc.’s 2005 Annual Report, management reviews operating companies income, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends. For a reconciliation of operating companies income to operating income, see the Condensed Statements of Earnings contained in this release.

All references in this news release are to continuing operations, unless otherwise noted.

References to international tobacco market share are PMI estimates based on a number of industry sources.

2006 Third-Quarter Results

Net revenues for the third quarter of 2006 increased 3.7% versus 2005 to $25.9 billion, including favorable currency of $281 million.

Operating income increased 9.2% to $4.7 billion, reflecting the items described in the attached reconciliation on Schedule 3, including Kraft’s $251 million gain on the redemption of its interest in UB, favorable currency of $25 million and higher results from operations of $73 million, partially offset by charges for asset impairment, exit and implementation costs, which were $139 million higher in the third quarter of 2006 versus the year-earlier period, primarily at Kraft. The operating income comparison also benefited from charges recorded in the year-ago period for airline industry exposure at PMCC and net charges at PM USA related to tobacco quota buy-out legislation.

Net earnings decreased 0.3% to $2.9 billion, reflecting the factors mentioned above and favorable tax items in the third quarter of 2005 of $204 million, or $0.10 per share, due primarily to the repatriation of earnings under provisions of the AJCA. The company’s effective tax rate was 35.4% in the third quarter of 2006, compared to 27.4% for the same period in 2005.

Diluted earnings per share, as detailed on Schedule 1, decreased 1.4% to $1.36, driven by the factors mentioned above.

During the third quarter of 2006, Altria Group, Inc. increased its regular quarterly dividend by 7.5% to $0.86 per common share, which represents an annualized rate of $3.44 per common share.

DOMESTIC TOBACCO

2006 Third-Quarter Results

For the third quarter of 2006, Philip Morris USA (PM USA), Altria Group, Inc.’s domestic tobacco business, delivered strong share performance, driven by Marlboro.

Operating companies income increased 5.7% to $1.3 billion, primarily driven by lower wholesale promotional allowance rates and a favorable comparison with items in the third quarter of 2005, partially offset by lower volume and spending for various excise tax ballot initiatives. Results for the third quarter of 2005 included the previously mentioned net charges at PM USA related to tobacco quota buy-out legislation and a pre-tax provision of $56 million for the Boeken individual smoking case.

Shipment volume of 47.6 billion units was down 0.6% from the previous year, reflecting changes in wholesale and retail trade inventory levels, the timing of 4th of July trade purchases and one less shipping day versus the year-ago period. Adjusting for those factors, PM USA estimates that shipment volume declined approximately 2% in the third quarter of 2006 versus the year-ago period, and was down approximately 1.5% for the first nine months of 2006 versus the same period in 2005. Premium mix for PM USA increased by 0.3 percentage points to 92.0% in the third quarter of 2006.

As shown in the following table, PM USA’s total retail share increased to 50.4% in the third quarter of 2006, driven by Marlboro.

Philip Morris USA Quarterly Retail Share*
	Q3 2006	Q3 2005	Change
Marlboro	40.6%	40.1%	0.5 pp
Parliament	1.8%	1.8%	0.0 pp
Virginia Slims	2.3%	2.3%	0.0 pp
Basic	4.2%	4.2%	0.0 pp
Focus Brands	48.9%	48.4%	0.5 pp
Other PM USA	1.5%	1.7%	-0.2 pp
Total PM USA	50.4%	50.1%	0.3 pp
* IRI/Capstone Total Retail Panel was developed to measure market share in retail stores selling cigarettes. It is not designed to capture Internet or direct mail sales.

PM USA’s share of the premium category was down 0.1 share point versus the year-earlier period to 62.1%, as the gain by Marlboro was more than offset by segment share losses incurred by other PM USA non-focus premium brands. PM USA’s share of the discount category grew 0.1 share point to 16.3%. The total industry’s premium category share increased 0.7 points to 74.3% in the third quarter of 2006, while the discount category share correspondingly declined to 25.7%. Within the discount category, share of the deep discount segment (which includes both major manufacturers’ private label brands and all other manufacturers’ discount brands) declined 0.2 points to 11.7% versus the year-ago period.

INTERNATIONAL TOBACCO

2006 Third-Quarter Results

At Philip Morris International (PMI), Altria Group, Inc.’s international tobacco business, results in the third quarter of 2006 were adversely impacted by performance in Japan and Spain. However, PMI projects that it will achieve strong growth in the fourth quarter of 2006.

In the third quarter of 2006, cigarette shipment volume for PMI declined 0.5% to 215.9 billion units. Continuing challenges in Spain, lower volume in Turkey, Portugal and Romania and trade inventory depletion in Japan after the July 2006 price increase were largely offset by gains in Indonesia, Italy, Poland, Russia, Ukraine, Mexico and Argentina. PMI’s total tobacco volume, which included 2.3 billion cigarette equivalent units of other tobacco products (OTPs), declined 0.4% to 218.2 billion units.

Operating companies income was down 3.8% to $2.1 billion, and down 2.3% excluding asset impairment and exit costs. The decline was due primarily to unfavorable volume/mix in Japan and lower pricing in Spain, partially offset by higher pricing elsewhere in PMI. Spain and Japan together contributed approximately eight percentage points to the decline in third-quarter 2006 operating companies income.

        PMI’s market share in the third quarter of 2006 advanced in many countries, with gains in Argentina, Austria, Belgium, Egypt, Finland, France, Hungary, Indonesia, Italy, Japan, Korea, Lithuania, Mexico, Netherlands, the Philippines, Poland, Serbia and Ukraine.

        Total Marlboro cigarette shipments of 80.5 billion units were down 2.1%, due mainly to Germany, Argentina and Japan. However, Marlboro market shares were up in Belgium, France, Italy, Japan, Korea, Mexico, Netherlands, the Philippines, Poland, Romania, Russia, Saudi Arabia, Serbia and Ukraine.

In the European Union (EU) region, PMI’s cigarette shipments were down 0.9%, as declines in Spain, Germany and Portugal were partially offset by gains in Italy, Poland and Hungary. PMI’s cigarette market share in the EU region was flat at 39.6%. Importantly, PMI’s share of total tobacco consumption (cigarettes and OTPs) in the EU was up 0.4 points to 35.9%.

In Germany, total tobacco consumption declined 9.5%. However, adjusted for one less selling day in the quarter this year, consumption was down 8.1%, mainly attributable to a significant decline in tobacco portions, with inventories of these products now essentially exhausted. PMI’s total tobacco shipments were down 0.6%, but its share of total tobacco consumption increased 2.8 points to 31.5%. The total cigarette market declined 1.8%, while PMI’s cigarette volume and market share declined by 2.2% and 0.1 points to 36.5%, respectively.

In Italy, the total cigarette market rose 0.7%. PMI’s shipment volume was up 4.2% and market share rose 1.2 points to 54.1%. Marlboro share increased 0.5 points to 23.0%, while share for Diana was also higher, up 0.5 points to 13.6%.

In France, the total market was essentially unchanged versus the prior-year quarter. PMI’s shipments were down 2.0% due to timing of trade purchases. Market share continued to grow, rising 0.8 points to 42.5% on the strength of Marlboro and the Philip Morris brand.

In Spain, the total cigarette market declined 7.9%, due mainly to an unfavorable comparison with the third quarter of 2005, which benefited from trade purchases as a result of an anticipated industry price increase that did not occur, as well as the tobacco legislation in force since January 1, 2006. PMI’s cigarette shipments were down 12.4% in the third quarter of 2006 versus the year-ago period, and market share declined 3.1 points to 32.2%, primarily due to L&M and Chesterfield. Sequentially, PMI’s market share was up 0.6 points versus the second quarter of 2006 and share for Marlboro was up 0.7 points to 17.4% in the third quarter of 2006 versus the previous quarter, demonstrating its continued resilience.

In Eastern Europe, the Middle East and Africa, PMI’s shipments declined 0.7% due to Turkey and Romania, largely offset by strong gains in Russia, Ukraine, Israel and Egypt. In Turkey, shipments were down 12.2%, due mainly to the decline of low-price Bond Street,  partially offset by gains of higher-margin brands Parliament and Muratti. Market share in Turkey declined 0.7 points to 41.9%. However, overall mix continued to improve, driven by gains of Parliament. In Romania, shipments were down 31.4% and share declined 2.5 points to 31.0%, mainly due to L&M. However, Marlboro share was up 2.0 points to 12.2%. In Russia, shipments rose 3.3%, driven by Marlboro, Muratti and Parliament. Although share was down 0.5 points, this primarily reflected declines of PMI’s low-price brands and L&M. Combined market share in Russia for PMI’s higher-margin brands, including Marlboro and Parliament, was up 0.4 points versus the prior-year period. In Ukraine, shipments grew 8.8% and share advanced 1.2 points to 33.4% as consumers continued to trade up to higher priced Marlboro, Parliament and Chesterfield.

In Asia, volume was down 1.5%, due primarily to a difficult comparison with the prior-year quarter in Japan, partially offset by gains in Indonesia, Korea and Thailand.

In Japan, PMI’s shipments were down 1.8 billion units or 10.4%, due mainly to a 22.7% total market decline, partially offset by the favorable timing of shipments. The industry contraction in the third quarter reflects trade inventory depletion after the tax-driven price increase on July 1, 2006. PMI’s in-market sales were down 22.5% and market share was up 0.1 points to 25.0%. Marlboro’s share rose 0.3 points to 10.2%.

In Indonesia, PMI’s shipment volume rose 9.1% and market share increased 1.5 points to 28.2%, demonstrating the continued strength of its brand portfolio, led by A Hijau, A Mild and Dji Sam Soe.

PMI’s volume in Latin America increased 4.4%, due mainly to gains in Argentina and Mexico, partially offset by Colombia, which was negatively impacted by the timing of shipments. The total market in Argentina was up 7.8%, while PMI’s shipments grew 18.2% and share was up 5.9 points to 66.9%, due primarily to the continued growth of the Philip Morris brand. In Mexico, PMI shipments advanced 5.8% and market share rose 1.9 points to 63.8%, reflecting the continued momentum of Marlboro, which rose 2.2 share points to 48.1%.

FOOD

2006 Third-Quarter Results

Kraft Foods Inc. (Kraft) reported 2006 third-quarter results on October 23, 2006. Kraft’s net revenues were up 2.3% to $8.2 billion, driven by North American convenient meals, cheese, snacks, cereals and powdered beverages, as well as Latin America and Eastern Europe and favorable currency of $125 million, partially offset by the impact of divestitures.

Ongoing volume declined 1.9%, due primarily to the impact of product item pruning and the discontinuation of select product lines, primarily in the North American Foodservice and Canadian ready-to-drink beverage businesses, as well as weakness in several beverage and grocery franchises. Partially offsetting those factors were strong gains achieved across numerous products, including Oscar Mayer meats, Post cereals, Kraft natural cheese, DiGiorno pizza and Wheat Thins snack crackers.

Operating income increased 18.2% to $1.4 billion for the third quarter, benefiting from the gain on the redemption of Kraft’s interest in UB and also from lower dairy costs, improved product mix and ongoing manufacturing efficiencies and cost savings, partially offset by higher marketing spending to support brand equity, higher asset impairment, exit and implementation costs, and higher energy and packaging costs. Excluding the asset impairment, exit and implementation costs and gains/losses on the sale of businesses, operating income increased 5.6% and the resulting operating income margin increased to 15.2% from 14.8% recorded in the corresponding prior-year period.

NORTH AMERICAN FOOD

2006 Third-Quarter Results

For the third quarter 2006, Kraft North America Commercial (KNAC) net revenues were up 0.7% to $5.6 billion versus the prior-year quarter, reflecting increases in Beverages, Convenient Meals and Snacks & Cereals and favorable currency of $52 million, partially offset by declines in Cheese & Foodservice and Grocery. Ongoing volume decreased 2.1% due to decreases in Beverages, Cheese & Foodservice and Grocery, partially offset by increases in Convenient Meals and Snacks & Cereals. Operating companies income decreased 1.9% to $930 million, with higher asset impairment, exit and implementation costs only partially offset by productivity and restructuring savings, positive mix, and favorable currency of $12 million.

INTERNATIONAL FOOD

2006 Third-Quarter Results

For the third quarter 2006, net revenues for Kraft International Commercial (KIC) increased 5.8% to $2.7 billion versus the prior-year quarter, reflecting increases in the European Union and Developing Markets, Oceania & North Asia, and favorable currency of $73 million. Ongoing volume was down 1.4%, due primarily to declines in grocery and cheese. Operating companies income increased 86.1% to $469 million, due primarily to a $251 million gain on redemption of Kraft’s interest in UB, as well as positive mix, price increases and favorable currency of $8 million, partially offset by lower volume and higher asset impairment, exit and implementation costs.

FINANCIAL SERVICES

2006 Third-Quarter Results

Philip Morris Capital Corporation (PMCC) reported operating companies income of $101 million for the third quarter of 2006, versus an operating companies loss of $121 million for the third quarter of 2005. Results for the third quarter of 2006 were significantly above the comparable period in 2005 due to gains from asset sales and a $200 million loss provision taken in the third quarter of 2005 related to the airline industry.

Consistent with its strategic shift in 2003, PMCC is focused on managing its existing portfolio of finance assets in order to maximize gains and generate cash flow from asset sales and related activities. PMCC is no longer making new investments and expects that its operating companies income will fluctuate over time as investments mature or are sold.

Altria Group, Inc. Profile

As of September 30, 2006, Altria Group, Inc. owned approximately 88.6% of the outstanding common shares of Kraft Foods Inc. and 100% of the outstanding common shares of Philip Morris International Inc., Philip Morris USA Inc. and Philip Morris Capital Corporation. In addition, Altria Group, Inc. owned approximately 28.7% of SABMiller plc. The brand portfolio of Altria Group, Inc.’s consumer packaged goods companies includes such well-known names as Kraft, Jacobs, L&M, Marlboro, Maxwell House, Nabisco, Oreo, Oscar Mayer, Parliament, Philadelphia, Post and Virginia Slims. Altria Group, Inc. recorded 2005 net revenues of $97.9 billion.

Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Altria Group, Inc.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

Altria Group, Inc.’s consumer products subsidiaries are subject to changing prices for raw materials; intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; the effects of foreign economies and local economic and market conditions; unfavorable currency movements and changes to income tax laws. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower-priced products; to improve productivity; and to respond effectively to changing prices for raw materials.

Altria Group, Inc.’s tobacco subsidiaries (Philip Morris USA and Philip Morris International) continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, and courts reaching conclusions at variance with the company’s understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds; legislation, including actual and potential excise tax increases; discriminatory excise tax structures; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations.

Altria Group, Inc. and its subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Quarterly Report on Form 10-Q for the period ended June 30, 2006. Altria Group, Inc. cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

# # #

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Statements of Earnings
For the Quarters Ended September 30,
(in millions, except per share data)
(Unaudited)

		2006	2005	% Change
	Net revenues	$25,885	$24,962	3.7%
	Cost of sales	9,265	9,082	2.0%
	Excise taxes on products (*)	8,229	7,656	7.5%
	Gross profit	8,391	8,224	2.0%
	Marketing, administration and research costs	3,560	3,459
	Domestic tobacco loss on U.S. tobacco pool	-	138
	Domestic tobacco quota buy-out	-	(115)
	Asset impairment and exit costs	190	59
	Gain on redemption of United Biscuits investment	(251)	-
	(Gains) losses on sales of businesses, net	3	-
	Provision for airline industry exposure	-	200
	Operating companies income	4,889	4,483	9.1%
	Amortization of intangibles	7	6
	General corporate expenses	166	160
	Asset impairment and exit costs	3	2
	Operating income	4,713	4,315	9.2%
	Interest and other debt expense, net	193	306
	Earnings before income taxes, minority interest, and equity
	earnings, net	4,520	4,009	12.7%
	Provision for income taxes	1,598	1,098	45.5%
	Earnings before minority interest, and equity earnings, net	2,922	2,911	0.4%
	Minority interest in earnings, and equity earnings, net	47	28
	Net earnings	$2,875	$2,883	(0.3)%

	Per share data(**):
	Basic earnings per share	$1.38	$1.39	(0.7)%
	Diluted earnings per share	$1.36	$1.38	(1.4)%
	Weighted average number of
shares outstanding	- Basic	2,090	2,072	0.9%
	- Diluted	2,107	2,092	0.7%

	(*) The detail of excise taxes on products sold is as follows:
		2006	2005
	Domestic tobacco	$938	$945
	International tobacco	7,291	6,711
	Total excise taxes	$8,229	$7,656

	(**) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended September 30,
(in millions)
(Unaudited)

	Domestic tobacco	International tobacco	North American food	International food	Financial Services	Total
2006 Net Revenues	$4,830	$12,703	$5,591	$2,652	$109	$25,885
2005 Net Revenues	4,731	12,075	5,551	2,506	99	24,962
% Change	2.1%	5.2%	0.7%	5.8%	10.1%	3.7%

Reconciliation:
2005 Net Revenues	$4,731	$12,075	$5,551	$2,506	$99	$24,962

Divested businesses - 2005	-	-	(106)	(5)	-	(111)
Divested businesses - 2006	-	-	-	-	-	-
Implementation - 2006	-	-	-	-	-	-
Acquired businesses	-	-	-	-	-	-
Currency	-	156	52	73	-	281
Operations	99	472	94	78	10	753
2006 Net Revenues	$4,830	$12,703	$5,591	$2,652	$109	$25,885

Note: The detail of excise taxes on products sold is as follows:
	2006	2005
Domestic tobacco	$938	$945
International tobacco	7,291	6,711
Total excise taxes	$8,229	$7,656
Currency increased international tobacco excise taxes by $96 million.

Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended September 30,
(in millions)
(Unaudited)

	Domestic tobacco	International tobacco	North American food	International food	Financial services	Total
2006 Operating Companies Income	$1,270	$2,119	$930	$469	$101	$4,889
2005 Operating Companies Income	1,202	2,202	948	252	(121)	4,483
% Change	5.7%	(3.8)%	(1.9)%	86.1%	NA	9.1%

Reconciliation:
2005 Operating Companies Income	$1,202	$2,202	$948	$252	$(121)	$4,483

Divested businesses - 2005	-	-	(25)	-	-	(25)
Domestic tobacco loss on U.S. tobacco pool - 2005	138	-	-	-	-	138
Domestic tobacco quota buy-out - 2005	(115)	-	-	-	-	(115)
Asset impairment and exit costs - 2005	-	33	2	24	-	59
Implementation costs - 2005	-	-	11	5	-	16
Provision for airline industry exposure - 2005	-	-	-	-	200	200
	23	33	(12)	29	200	273

Divested businesses - 2006	-	-	-	-	-	-
Asset impairment and exit costs - 2006	-	(65)	(62)	(63)	-	(190)
Gain on redemption of United Biscuits investment - 2006	-	-	-	251	-	251
(Losses) gains on sales of businesses - 2006	-	-	(3)	-	-	(3)
Implementation costs - 2006	-	-	(21)	(2)	-	(23)
	-	(65)	(86)	186	-	35

Acquired businesses	-	-	-	-	-	-
Currency	-	5	12	8	-	25
Operations	45	(56)	68	(6)	22	73
2006 Operating Companies Income	$1,270	$2,119	$930	$469	$101	$4,889

Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Statements of Earnings
For the Nine Months Ended September 30,
(in millions, except per share data)
(Unaudited)

		2006	2005	% Change

	Net revenues	$76,009	$73,364	3.6%
	Cost of sales	27,573	26,887	2.6%
	Excise taxes on products (*)	23,670	22,271	6.3%
	Gross profit	24,766	24,206	2.3%
	Marketing, administration and research costs	10,463	10,333
	Domestic tobacco headquarters relocation charges	-	3
	Domestic tobacco loss on U.S. tobacco pool	-	138
	Domestic tobacco quota buy-out	-	(115)
	Italian antitrust charge	61	-
	Asset impairment and exit costs	641	262
	Gain on redemption of United Biscuits investment	(251)	-
	(Gains) losses on sales of businesses, net	14	(115)
	Provision for airline industry exposure	103	200
	Operating companies income	13,735	13,500	1.7%
	Amortization of intangibles	23	14
	General corporate expenses	482	484
	Asset impairment and exit costs	35	40
	Operating income	13,195	12,962	1.8%
	Interest and other debt expense, net	702	907
	Earnings from continuing operations before income taxes,
	minority interest, and equity earnings, net	12,493	12,055	3.6%
	Provision for income taxes	3,275	3,581	(8.5)%
	Earnings from continuing operations before minority interest,
	and equity earnings, net	9,218	8,474	8.8%
	Minority interest in earnings from continuing operations, and
	equity earnings, net	155	95
	Earnings from continuing operations	9,063	8,379	8.2%
	Loss from discontinued operations, net of
	income taxes and minority interest (**)	-	(233)
	Net earnings	$9,063	$8,146	11.3%

	Per share data (***):
	Basic earnings per share from continuing operations	$4.34	$4.05	7.2%
	Basic earnings per share from discontinued operations	$-	$(0.11)
	Basic earnings per share	$4.34	$3.94	10.2%

	Diluted earnings per share from continuing operations	$4.31	$4.01	7.5%
	Diluted earnings per share from discontinued operations	$-	$(0.11)
	Diluted earnings per share	$4.31	$3.90	10.5%
	Weighted average number of
shares outstanding	- Basic	2,086	2,067	0.9%
	- Diluted	2,104	2,087	0.8%

	(*) The detail of excise taxes on products sold is as follows:
		2006	2005
	Domestic tobacco	$2,724	$2,761
	International tobacco	20,946	19,510
	Total excise taxes	$23,670	$22,271
	(**) Discontinued operations in 2005 includes $(255) from loss on sale and $22 of earnings, net of minority interest impact.
	(***) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Nine Months Ended September 30,
(in millions)
(Unaudited)

	Domestic tobacco	International tobacco	North American food	International food	Financial services	Total
2006 Net Revenues	$13,938	$36,814	$17,179	$7,806	$272	$76,009
2005 Net Revenues	13,667	34,985	16,855	7,595	262	73,364
% Change	2.0%	5.2%	1.9%	2.8%	3.8%	3.6%

Reconciliation:
2005 Net Revenues	$13,667	$34,985	$16,855	$7,595	$262	$73,364
Divested businesses - 2005	-	-	(402)	(27)	-	(429)
Divested businesses - 2006	-	-	105	-	-	105
Implementation - 2005	-	-	1	-	-	1
Implementation - 2006	-	-	-	-	-	-
Acquired businesses	-	1,192	-	-	-	1,192
Currency	-	(916)	124	(126)	-	(918)
Operations	271	1,553	496	364	10	2,694
2006 Net Revenues	$13,938	$36,814	$17,179	$7,806	$272	$76,009

Note: The detail of excise taxes on products sold is as follows:
	2006	2005
Domestic tobacco	$2,724	$2,761
International tobacco	20,946	19,510
Total excise taxes	$23,670	$22,271
Currency decreased international tobacco excise taxes by $493 million.

Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Nine Months Ended September 30,
(in millions)
(Unaudited)

	Domestic tobacco	International tobacco	North American food	International food	Financial services	Total
2006 Operating Companies Income	$3,687	$6,225	$2,868	$817	$138	$13,735
2005 Operating Companies Income	3,501	6,301	2,916	792	(10)	13,500
% Change	5.3%	(1.2)%	(1.6)%	3.2%	NA	1.7%

Reconciliation:
2005 Operating Companies Income	$3,501	$6,301	$2,916	$792	$(10)	$13,500

Divested businesses - 2005	-	-	(63)	(3)	-	(66)
Domestic tobacco headquarters relocation charges - 2005	3	-	-	-	-	3
Domestic tobacco loss on U.S. tobacco pool - 2005	138	-	-	-	-	138
Domestic tobacco quota buy-out - 2005	(115)	-	-	-	-	(115)
Asset impairment and exit costs - 2005	-	57	124	81	-	262
Losses (gains) on sales of businesses - 2005	-	-	1	(116)	-	(115)
Implementation costs - 2005	-	-	43	18	-	61
Provision for airline industry exposure - 2005	-	-	-	-	200	200
	26	57	105	(20)	200	368

Divested businesses - 2006	-	-	34	-	-	34
Italian antitrust charge - 2006	-	(61)	-	-	-	(61)
Asset impairment and exit costs - 2006	-	(88)	(316)	(237)	-	(641)
Gain on redemption of United Biscuits investment - 2006	-	-	-	251	-	251
(Losses) gains on sales of businesses - 2006	-	-	(14)	-	-	(14)
Implementation costs - 2006	-	-	(38)	(15)	-	(53)
Provision for airline industry exposure - 2006	-	-	-	-	(103)	(103)
	-	(149)	(334)	(1)	(103)	(587)

Acquired businesses	-	227	-	-	-	227
Currency	-	(219)	25	(11)	-	(205)
Operations	160	8	156	57	51	432
2006 Operating Companies Income	$3,687	$6,225	$2,868	$817	$138	$13,735

Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Quarters Ended September 30,
($ in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted E.P.S. (*)

2006 Net Earnings	$2,875	$1.36
2005 Net Earnings	$2,883	$1.38
% Change	(0.3)%	(1.4)%

Reconciliation:
2005 Net Earnings	$2,883	$1.38

2005 Domestic tobacco loss on U.S. tobacco pool	87	0.04
2005 Domestic tobacco quota buy-out	(72)	(0.03)
2005 Asset impairment, exit and implementation costs,
net of minority interest impact	51	0.02
2005 Corporate asset impairment and exit costs	2	-
2005 Provision for airline industry exposure	129	0.06
2005 Tax items, net of minority interest impact	(204)	(0.10)
	(7)	(0.01)

2006 Asset impairment, exit and implementation costs,
net of minority interest impact	(125)	(0.06)
2006 Gain on redemption of United Biscuits investment,
net of minority interest impact	131	0.06
2006 Gains (losses) on sales of businesses,
net of minority interest impact	(53)	(0.02)
2006 Corporate asset impairment and exit costs	(2)	-
2006 Tax items, net of minority interest impact	(11)	(0.01)
	(60)	(0.03)

Currency	17	0.01
Change in shares	-	(0.01)
Change in tax rate	(40)	(0.02)
Operations	82	0.04
2006 Net Earnings	$2,875	$1.36

(*) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Nine Months Ended September 30,
($ in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted E.P.S. (*)

2006 Continuing Earnings	$9,063	$4.31
2005 Continuing Earnings	$8,379	$4.01
% Change	8.2%	7.5%

Reconciliation:
2005 Continuing Earnings	$8,379	$4.01

2005 Domestic tobacco headquarters relocation charges	2	-
2005 Domestic tobacco loss on U.S. tobacco pool	87	0.04
2005 Domestic tobacco quota buy-out	(72)	(0.03)
2005 Asset impairment, exit and implementation costs,
net of minority interest impact	195	0.11
2005 Gains on sales of businesses, net of minority interest impact	(64)	(0.03)
2005 Corporate asset impairment and exit costs	27	0.01
2005 Provision for airline industry exposure	129	0.06
2005 Tax items, net of minority interest impact	(470)	(0.23)
	(166)	(0.07)

2006 Italian antitrust charge	(61)	(0.03)
2006 Asset impairment, exit and implementation costs,
net of minority interest impact	(409)	(0.19)
2006 Gain on redemption of United Biscuits investment,
net of minority interest impact	131	0.06
2006 Gains (losses) on sales of businesses,
net of minority interest impact	(59)	(0.03)
2006 Corporate asset impairment and exit costs	(23)	(0.01)
2006 Provision for airline industry exposure	(66)	(0.03)
2006 Tax items, net of minority interest impact	954	0.45
	467	0.22

Currency	(134)	(0.07)
Change in shares	-	(0.03)
Change in tax rate	27	0.01
Operations	490	0.24
2006 Continuing Earnings	$9,063	$4.31
2006 Discontinued Earnings	$-	$-
2006 Net Earnings	$9,063	$4.31

(*) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Balance Sheets
(in millions, except ratios)
(Unaudited)

	September 30,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$5,695	$6,258
All other current assets	20,504	19,523
Property, plant and equipment, net	17,043	16,678
Goodwill	33,142	31,219
Other intangible assets, net	11,868	12,196
Other assets	12,768	14,667
Total consumer products assets	101,020	100,541
Total financial services assets	6,759	7,408
Total assets	$107,779	$107,949

Liabilities and Stockholders' Equity
Short-term borrowings	$3,172	$2,836
Current portion of long-term debt	3,243	3,430
Accrued settlement charges	3,351	3,503
All other current liabilities	17,555	16,389
Long-term debt	12,117	15,653
Deferred income taxes	7,618	8,492
Other long-term liabilities	12,717	13,813
Total consumer products liabilities	59,773	64,116
Total financial services liabilities	6,816	8,126
Total liabilities	66,589	72,242
Total stockholders' equity	41,190	35,707
Total liabilities and
stockholders' equity	$107,779	$107,949

Total consumer products debt	$18,532	$21,919
Debt/equity ratio - consumer products	0.45	0.61
Total debt	$19,636	$23,933
Total debt/equity ratio	0.48	0.67